SCHEDULE 13D/A

CUSIP No: 644465106

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
9/9/2010	17,900	13.12
9/10/2010	6,500	13.11
11/8/2010	13,090	15.96